Exhibit 99.1

Plymouth Industrial REIT. Inc. Fourth Quarter 2019 Earnings Call
Thursday, February 27, 2020, 10:00 AM Eastern

CORPORATE PARTICIPANTS

Jeffrey Witherell - Chairman and Chief Executive Officer

Pendleton White - President and Chief Investment Officer

Daniel Wright - Executive Vice President and Chief Financial Officer

James Connolly - Executive Vice President of Asset Management

Tripp Sullivan - Investor Relations

PRESENTATION

Operator

Good morning. Welcome to Plymouth Industrial REIT Fourth Quarter 2019 Conference Call. All the participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the star key followed by zero. After today’s presentation, there will be an opportunity to ask questions. Please note, this event is being recorded.

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I would now like to turn the conference over to Tripp Sullivan of Investor Relations. Go ahead.

Tripp Sullivan

Thank you. Good morning. Welcome to the Plymouth Industrial REIT Conference Call to review the company’s results for the fourth quarter of 2019. On the call today will be Jeff Witherell, Chairman and Chief Executive Officer, Pen White, President and Chief Investment Officer, Dan Wright, Executive Vice President and Chief Financial Officer, and Jim Connolly, Executive Vice President of Asset Management.

Our results were released this morning in our earnings press release, which can be found on the Investor Relations section of our website, along with our Form 10-K and supplemental filed with the SEC. A replay of this call will be available shortly after the conclusion of the call through March 5, 2020. The numbers to access the replay are provided in the earnings press release.

For those who listen to the replay of this call, we remind you that the remarks made herein are as of today, February 27, 2020, and will not be updated subsequent to this call.

During this call, certain comments and statements we make may be deemed forward-looking statements within the meaning prescribed by the securities laws, including statements related to the future performance of our portfolio, our pipeline of potential acquisitions, and other investments, future dividends, and financing activities.

All forward-looking statements represent Plymouth’s judgment as of the date of this conference call and are subject to risk and uncertainties that can cause actual results to differ materially from our current expectations. Investors are urged to carefully review various disclosures made by the company, including the risk and other information disclosed in the company’s filings with the SEC.

We have also discussed certain non-GAAP measures, including but not limited to FFO, AFFO, and adjusted EBITDA. Definitions of these non-GAAP measures and reconciliations to the most comparable GAAP measures are included in our filings with the SEC.

I will now turn the call over to Jeff Witherell. Please go ahead.

Jeffrey Witherell

Thanks, Tripp. Good morning, everyone. Thanks for joining us today in addition to Pen, Dan, and Jim. Anne Hayward, our General Counsel, is here with us.

As expected, 2019 was another transformational year for Plymouth, and we have continued that momentum into early 2020. We are doing all of the things we should as a relatively smaller, faster-growing company. Specifically, we are working hard at sourcing new opportunities and staying true to a proven strategy that works in well-defined markets backed by strong fundamentals. We are securing the lease renewals we targeted in our underwriting with high single-digit to double-digit cash rent increases and aggressively leasing vacancy that is now showing up in our occupancy in same-store NOI.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

We are improving our balance sheet with disciplined access to debt in the equity capital markets. And we are protecting our culture with an emphasis on recruiting and training our people to deliver outstanding service to our customers. Our professionals in our regional offices in Columbus and Jacksonville--and here in Boston--are highly motivated to be part of a growing company with a differentiated strategy. Additionally, as I have mentioned in the past, all of our people receive common stock grants as part of their overall compensation. This practice reinforces our philosophy of employees as shareholders.

I would like to provide some more perspective on each of our operating segments. Our asset and property management people completed a record amount of leasing in 2019, with a total of 2.4 million square feet leased. Jim will walk through our activity shortly, but we’ve kept up the pace in 2020 by already addressing 70 percent of our initial 2020 expirations with double-digit rent increases.

Having acquired $173 million of properties in 2017 and $165 million in 2018, we finished 2019 with a significant increase in gross dollar acquisitions of $220 million. And 2020 is off to a good start as well, and as Pen will describe later, we have a robust pipeline, both from our existing markets and from new cities that have strong industrial fundamentals and access to a large pool of skilled blue-collar labor.

On pages 3 and 13 of our supplement, we’ve outlined the steps we’ve taken to improve our balance sheet through disciplined capital markets activity in 2019. You will note that we deployed our ATM during the fourth quarter to raise $10.2 million in net proceeds at an average price of $18.59 per share and another $10 million in net proceeds during the first few weeks of 2020 at an average price of $18.58, which exhausted the remaining capacity in the program.

This morning, we filed a prospectus supplement to initiate a new ATM offering of up to $100 million in common stock. We found the ATM to be a very effective way to time the match funding of acquisitions, but there can be no assurances we will deploy it in the future. As Dan will describe later, we also began the process to shift our credit facilities from being fully secured by our real estate to an equity pledge line with our goal to move to an unsecured line over time. We expect to increase the size of the facility later this year as well to give us more flexibility.

Before I recognize the efforts of our team, I want to highlight another event happening this morning, and that’s the uplisting of our common stock to the NYSE. This important milestone should help with the trading and liquidity of our common stock.

All of these record accomplishments in 2019 and the strong start in 2020 are due to the hard work of our entire team and the guidance from a very experienced board. We are as excited about the opportunity ahead of us as we were as we entered 2019. The tenants that account for a majority of the industrial activity in this country, and the labor pools that drive the key economic corridors in the Midwest, Southeast, and the Northeast, drive the demand for our space.

We will continue to execute our core strategy of focusing on the day-to-day activities of acquiring, financing, leasing, and aggressively managing our properties. We look forward to another productive year.

I’ll turn the call over to Pen who will walk us through our acquisition activity, please.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Pendleton White

Thanks, Jeff. Good morning, everyone. During the fourth quarter, we completed $102 million of acquisitions, totaling 2.9 million square feet with a weighted average initial yield of 8.5 percent. To date, in the first quarter, we’ve completed another $78 million of acquisitions, totaling 2.1 million square feet, with a weighted average initial yield of 8 percent.

These industrial acquisitions were a mix of single and multi-tenant buildings and were a balance of one-off and portfolio transactions as well. We were able to add to our existing presence in markets such as Cleveland, Indianapolis, Chicago, St. Louis, and Atlanta. We also entered a new market in Savannah, Georgia that gives us exposure to a strong port industrial market that plays a key role in the Southeast economy.

With the exception of a few properties where immediate lease-up is required, the vast majority of these acquisitions were very stable in nature with respect to current tenancy and stability of cash flows. Further, a majority of rents are under current market rates, thereby providing us with a high probability to increase rents in these properties over the next several years.

As you look across these markets, you will see properties that are centered in locations with access to large pools of skilled blue-collar labor with strong sub-market characteristics. Our expanding presence in these markets also continues to provide efficiencies of scale pertaining to the management of these assets and also exposes us to additional acquisition opportunities.

Looking back on 2019, and to date in early 2020, we’ve acquired nearly $300 million in assets. That’s an amazing accomplishment, but we continue to push hard on new opportunities. We have another property that is under contract that is baked into our guidance assumptions for the first quarter, and our pipeline is strong at ingoing yields, consistent with our past projections of about 7.5 to 8.5 percent.

We see future opportunities to be more in line with what we’ve achieved to date, with a focus primarily on expansion in existing markets with one-off acquisitions and small portfolios. However, we have also seen a number of opportunities with capital partners interested in pursuing joint venture transactions outside the REIT, transactions that may not have the stability of consistent property cash flows that the REIT typically requires but incorporate other property level and lease-up characteristics that make such transactions favorable from a risk adjusted return standpoint and would allow us to leverage the leasing and asset management expertise of our REIT platform.

Similar to how we have approached these opportunities in the past, we will weigh them against other uses of our capital and resources and pursue only those that are in alignment with our strategic goals and that can deliver appropriate returns for our shareholders.

As has been the case for some time, we continue to maintain a deep and robust pipeline of acquisition opportunities across the board, and our team is well-positioned to execute on these acquisitions in the near future, just as we have done so most recently.

I’ll now turn it over to Jim Connolly to walk through the leasing activity.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

James Connolly

Thanks, Pen. Good morning. As Jeff previously mentioned, we finished the year on a strong note with our leasing activity. During the fourth quarter, 16 leases commenced, totaling 660,000 square feet of leased space. These leases were all six months or longer, and the leased space was comprised of 288,000 square feet of renewal leases and 372,000 square feet of new leases.

Significant leases included a conversion of 123,000 square feet with First Logistics at our South Pulaski building in Chicago from a month-to-month lease to a five-year lease, and two new leases signed for 300,000 square feet to take over the Volvo lease that expired at the end of the third quarter. These leases were referenced on our Q3 earnings call. Overall, we had an 8.6 percent increase in rental rates on a cash basis over prior leases, with a duration of over six months, bringing us to an 11.6 percent increase in rent for 2019 on commenced leases over prior leases.

Portfolio-wide occupancy at December 31 was 96.6 percent, down 20 basis points from Q3, mainly due to a known Great Western Malting expiration of 98,000 square feet at our 350 Armory location in Chicago. This building was purchased in August. This vacancy was partially offset by a higher occupancy rate of the Q4 acquisitions. We were within our expectations for the full year occupancy target, and excluding the Q4 acquisitions, we would have been at 96.1 percent at year end due to the expiration I just mentioned.

We noted in late January, and again in our earnings release this morning, that we are well ahead on leasing up our leases scheduled to expire in 2020. We have already addressed approximately 70 percent of our initial expirations, or 1.9 million square feet in total. That leasing has been showing double-digit increases in cash rent increases. This is above the high single-digit target increases we had previously expected to cross our portfolio.

I’d like to point out that we have already leased up over 100,000 square feet of the year end 2019 vacancies so far in the first quarter. This activity gives us the confidence to continue sourcing acquisitions that have some initial leasing to achieve without significantly impacting our overall portfolio occupancy. While the earlier than anticipated activity to date in 2020 will cause the timing of leasing commissions and TIs to fluctuate a bit quarter-to-quarter, the overall trend is clear. We are creating value in our portfolio and generating NOI growth through leasing.

At this point, I’ll turn it over to Dan to discuss our financial results.

Daniel Wright

Thank you, Jim. The fourth quarter operating results brought us in above what we had projected for the year with all of our operating metrics up on a year-over-year and sequential basis, with contributions from new acquisitions, as well as strong, same-store NOI growth, leasing spreads and in-line occupancy.

Dividend coverage also remained strong. We have provided a lot of detail on the fourth quarter results in our earnings release and supplemental, so I’ll focus my remarks on a few highlights and walk through our guidance.

A few items of note that I would like to call out. Significant year-over-year acquisition activity drove revenues, NOI, EBITDAre, FFO, and AFFO. We had a full quarter contribution from the $96 million in acquisitions completed during Q3. For the fourth quarter, nearly 80 percent of the $101 million of acquisitions completed came during the last six weeks of that quarter.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

On our last call, we had projected $82 million to be completed during the quarter, so we were right on the money there. FFO and AFFO available per share and unit holder for 2019 were $1.98 and $1.64 respectively. For NOI, there are a couple of items to note. First, we added a new disclosure on Page 9 of our supplemental for same-store NOI on a cash basis. For the quarter, same-store NOI was up year-over-year on a GAAP basis by 6.4 percent and 4.3 percent on a cash basis.

Secondly, you will recall that the third quarter had the one-time benefit from the Volvo lease termination, which was subsequently leased, but that skewed the sequential comparisons. G&A in the fourth quarter was in line with our previous guidance and includes approximately $330,000 of non-cash expense, representing amortization of stock compensation that is an adjustment to AFFO.

Regarding our balance sheet, at year end, we had 80 percent of our debt in place with fixed interest rates for the next two to eight years, at approximately 4.15 percent on a weighted average basis--the other 20 percent representing borrowings outstanding on our credit facility.

Our debt outstanding reflected the acquisitions we completed, offset by $10.2 million in net proceeds we raised during the quarter through our ATM. We continued to utilize the ATM during the first quarter by raising an additional $10 million in net proceeds, completing the remaining capacity of our previous program.

As expected, we continued to bring our leverage down year-over-year. We were at 48.3 percent leverage on gross asset value at year end, and our total debt to annualized fourth quarter EBITDAre was 8.1 times. We continue to expect that leverage will settle out in the mid-50 percent range after factoring in the timing of acquisitions and capital markets activity, with the goal of working our leverage down over time.

To that end, in January we announced a new term loan with KeyBanc for $100 million that matures in October of 2020. This is an equity-secured term loan and was a more flexible option versus exercising a $100 million accordion feature on our existing secured facility. The maturity on this term loan was purposely short in order to wrap in this loan with a new expanded equity-secured credit facility that we expect to enter into later this year.

Our ultimate goal over the next 18 to 24 months is to move to an unsecured credit facility. This is a key step in the continued evolution of our capital structure. As Jeff noted earlier, we made another big step in improving our balance sheet, with a filing this morning of a registration statement to reload our ATM for another $100 million of availability. We were disciplined in deploying that program throughout 2019, and I would expect us to approach this new program in similar fashion.

Turning to guidance for 2020, we are projecting per share and unit FFO and AFFO of $2.05 to $2.09 and $1.81 to $1.85 respectively, or FFO growth of 4.5 percent compared with the full year 2019 results at the midpoint, and 11.5 percent AFFO growth compared with full year 2009 results at the midpoint.

This outlook includes the acquisitions we have completed to date in the first quarter of this year and another $10 million acquisition under contract that is expected to close by the end of this quarter. We have not included any other assumptions for acquisitions. But having completed $220 million of acquisitions in 2019 and $165 million in 2018, we would expect to be active again this year.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Other assumptions we have made in this outlook include same-store occupancy of 95 to 97 percent, tight ranges of revenue, NOI and EBITDA are based on a steady state portfolio and a continued decline in our G&A as a percentage of revenues to under 9 percent. In 2018, G&A was 12.4 percent of revenues. It moved to 9.9 percent in 2019. We continue to effectively leverage our infrastructure as we continue to grow. We are also assuming 15.6 million weighted average common shares and units outstanding on a steady basis. That is the current amount outstanding as of today, factoring in last month’s ATM activity.

We’ll be happy to answer any additional questions on this commentary in the question-and-answer session. Operator, we’re now ready to take questions.

QUESTION AND ANSWER

Operator

We will now begin the question-and-answer session. To ask a question, you may press star then one on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys. To withdraw your question, please press star, then two. Our first question is from Craig Mailman from KeyBanc Capital Market. Go ahead.

Craig Mailman

Hey, good morning, guys. Just curious--Pen, you kind of said the pipeline here is robust. Could you put any kind of goalpost around kind of how big it is at this point--of stuff that maybe you guys are closer to LOI on?

Pendleton White

Yes. I mean, pipeline, as you might imagine, does fluctuate from week to week if not day to day. So, right now we are looking at kind of a broad spectrum of deals. If you were to kind of add them up, they are kind of in the--kind of the $430 million to $450 million range. There are various levels of analysis, whether they are in LOI stage or pre-LOI stage or post-LOI stage or pre-PSA. But, that’s really kind of all the color I can provide at this point.

Craig Mailman

That’s helpful. Then, you guys entered Savannah during the fourth quarter--or during the first quarter, actually. How many new markets are in that 430 to 450? And kind of what is the ultimate magic number of markets to be in that makes sense, given kind of your platform today?

Pendleton White

Well, first question is the majority of the deals we’re looking at are in existing markets. We do want to expand our footprint in the markets that we’re in. We are looking at some additional markets, mostly kind of on the Eastern half of the--of the country, which is consistent with what we have been doing in the--in the past.

That’s not to say that we won’t go West somewhere down the line, but that’s down the line, so--but, yeah, we--as you know, we entered Savannah, as you mentioned. We entered St. Louis this past year--or 2019. The other markets--mostly in the Southeast that we’re looking at right now--but that’s kind of all the information I can kind of share with you at this time.

Craig Mailman

And then, you did mention joint venture opportunities there. How do you guys weigh maybe the benefits of leveraging your capital versus the complexities that come along with those joint ventures, given a company of your size?

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Jeffrey Witherell

Hey, Craig, this is Jeff. So, we’ve been consistent, I think, since the IPO, that we have kind of a differentiated strategy, okay? So, we are in markets like Ohio, for instance. We have an office in Columbus. We have five people there who in our property management arm, if you will. And so, covering Cincinnati and Indianapolis and Columbus and Cleveland from that location is very efficient for us to do so. And we’re delivering much better services, we think, to our tenants--and potential tenants.

So when--we have a showing going on for space, we usually have a Plymouth person on the ground for that showing. And I know a lot of companies don’t have that ability to do that. And iit’s value add. How to quantify that, I don’t know, but we know it. And so, to us, it’s really a situation of--and I’ll probably say something that doesn’t make a lot of sense--but, again, we probably wouldn’t go into a new market and try to go to a JV with somebody unless it was a market we had additional deals coming in or something like that.

So, we want to have the ability to add value in that JV. And so, that’s the second part of your question is the resources. We have the resources, we have the personnel, we have the knowledge base. We’ve been doing this a long time, prior to the IPO, so that’s one part of it. And then the other part of it is how do we differentiate--is--these would be deals that the REIT wouldn’t necessarily do--heavy CapEx. There is a small cap REIT.

I think you’ve probably seen some of our fluctuations when it comes to CapEx and things like that, heavy leasing commissions and CapEx upfront, and then also if there’s--if there’s a value-add component to it. That’s something the REIT wouldn’t do. But, we see these deals constantly. They are deals that we would want in the REIT. So again, we wouldn’t be doing a deal that is a product that we wouldn’t want in the REIT, so it would be product that, this is--kind of like your other REITs out there that lend money, tend up owning the deal, right? So for us, the JV would be really just an entry point into that deal so it eventually can come into the REIT.

Craig Mailman

Got you. And then just one last one for Dan. To get to mid-50s kind of debt to JV pro forma, the 70 million you guys have done, getting close to like 50, 60 million left of debt capacity, outside of tapping the new ATM. Is that about right?

Daniel Wright

It’s about right, yeah. It’s in that range for sure.

Craig Mailman

Great, thank you.

Jeffrey Witherell

Thank you.

Operator

Our next question is from Gaurav Mehta from National Securities. Go ahead.

Gaurav Mehta

Thanks. Good morning. Following up on your comments on the pipeline of $430 million to $450 million, I was hoping you could maybe comment on, are there any large portfolios you’re looking at within that pipeline, or is it mostly one-off smaller assets?

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Pendleton White

Yes, they are mostly smaller kind of one-off deals or some small portfolios, better kind of incorporated in that range that I provided. We are looking at some quite sizeable, large, i.e. greater than $100 million, if you will, that would be in addition to what I described. But the--most of working time is devoted to the deals within that pipeline.

Gaurav Mehta

And then, second question on the new markets, I know you entered Savannah in the first quarter of 2020. Maybe you can provide some more color on how much you want to expand into Savannah as [unintelligible] revenues coming from that market.

Pendleton White

Yes, no we’ve been looking at--at trying to get into Savannah for some time, as well as other markets in the Southeast. Jacksonville, we were looking there for almost three years before we were able to find the right type of deal that we--that we closed on 14 months ago. Savannah falls into that bucket. It’s a very vibrant economy. Vacancy rates are very, very low. Being a port city, the economic drivers there are quite strong and consistent.

It’s fair to say that we’re looking at other nearby markets in the Southeast that would complement our assets in Savannah and Jacksonville, and we’re going to kind of continue to pursue those as we see fit.

Gaurav Mehta

And [unintelligible] the JV, just want to clarify, did you say that you may end up owning these assets in the long run, or are you just buying these assets to get a promote?

Jeffrey Witherell

Well, I mean, I think it’s both, right? I mean, if we entered into a JV, we’d only do it to, a) make money, and b), they would be the type of assets that we would bring into the REIT. Obviously, we would have right of first refusal in that type of scenario. It doesn’t mean we would bring them into the REIT. Maybe somebody would want to pay more than we would want to pay for it, but we’ll see how that plays out.

Gaurav Mehta

That’s all for me. Thank you.

Jeffrey Witherell

Thank you.

Operator

Our next question is from Barry Oxford from D.A. Davidson. Go ahead.

Barry Oxford

Great. Thanks, guys. I think this is either for Jeff or Pen. When you gave the cap rate in the fourth quarter at 8.5 and then the cap rate at 8 percent so far in the first quarter, is that a function of pricing getting tighter, or is that just a function of the MSA mix or something like that, not necessarily--don’t read in the fact that pricing is getting tougher?

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Pendleton White

No, I think it’s--we’re always going to be in that range, Barry, as you know. And I’ve often said we’re typically--overall the deals that we look at are somewhere between kind of 7.5 to 8.5 in going yields. And as you know, the cap rates only tell part of the story, right?

Barry Oxford

Right.

Pendleton White

A lot of times we’ll be buying deals that we see the current tenants paying significantly below market rates, and we might be able to justify paying a lower cap rate for all the right reasons. Conversely, if we see tenants that are paying at market, there might be--the needle might start to sway more towards the higher cap rate range. So, that has always been the case, always will. I think where we are still finding deals in the markets that we’re in in that cap rate range.

And I think we’re going to kind of continue seeing the velocity of deals this year that were consistent with what we found in 2019 and 2018. So, I don’t see any material, significant changes in the cap rate ranges for the type of product and in the markets that we’re in.

Barry Oxford

Great. No, that--that makes a lot of sense. Also, when you look out over the horizon, as far as known moveouts for 2020 and 2021, have you had any big tenants come back to you that you know of?

James Connolly

At this moment, no, other than the Great Western Malting company, roughly 100,000 square feet, but we also are doing a deal that was vacant at the end of last year--we were working on a deal that is filling 100,000 worth of vacancies, so it balances out.

Barry Oxford

Perfect, thanks. And then last one for me, when you guys are signing leases, what is the average term rate right now?

James Connolly

They range from three to five years. I mean--.

Barry Oxford

--Okay. Yeah, so you’re signing three or five-year deals mostly.

James Connolly

Right.

Barry Oxford

Perfect. Thanks so much, guys--appreciate it.

Jeffrey Witherell

Thank you, Barry.

Barry Oxford

Yeah.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Operator

Our next question is from Alexander Goldfarb from Piper Sandler. Go ahead.

Alexander Goldfarb

Hey, good morning up there, just a few questions. First, Dan, on the--on the numbers. You guys printed $0.48 in the quarter. Obviously it was your typical quarter of ATM and acquisitions. So, I don’t know if you have offhand, but if everything had been done at the beginning of the quarter for the fourth quarter, can you tell us what the FFO in the quarter would have been? And where I’m going with this is that way we can make sure that we’re lining up our starting point for 2020 at the sort of right starting point, from a--from a quarterly basis.

Daniel Wright

Alex, I’ll be more than glad to provide that information for you offline to make sure that we’re in sync going forward because at the moment, we have not done that, to recast the fourth quarter. So, what that represents is the actual results.

Alexander Goldfarb

And then second, on the guidance for the year, it sounds like from what you said it only includes the additional $10 million acquisition that hasn’t yet closed, but it sounds like you--it does not include any equity, to Craig’s question, on the debt side capacity. It sounds like there’s not an equity issue that’s in there. So, as we think about that 205, 209, that is a number without equity, so as we’re modeling, whatever assumptions we would make would then factor in, is that correct?

Daniel Wright

That is correct.

Alexander Goldfarb

And then, on the JV side, Jeff, if I understand the way you’re approaching this, it sounds like you’re trying to prudent with your capital, be sort of asset light but also take advantage of your leasing and property management abilities to collect fees. So, it’s really a way to sort of garner additional fees without having to commit a lot of capital.

You may end up with some assets that ultimately you may want to buy in, but it may be assets that you don’t want to own. But, is that sort of the right way to think about it? And if that is, from a shareholder perspective, how long would you be locking up the fee stream for? Like it would be a multi-year contract on these, or would they be more shorter term fee contract deals?

Jeffrey Witherell

Well, I mean, we don’t have a term sheet to work off of, so I can’t--we can’t answer it. It’s going to depend. So, again, part of that is fee, but, again, part of it would be deals that we couldn’t bring into the REIT. So, one that we’ve looked at in the past that is still out there is about 86 percent occupied. So, that’s a deal that probably doesn’t quite fit into the REIT. It’s got some leasing, it’s got some heavy duty CapEx. That’s something that would be right up our ally to be able to handle. And so, it’s an asset we would like to bring into the REIT, but it may require too much. So, that’s probably a one to two-year deal because we’ll get it leased up and make the repairs to the property, and it will be time to move it on.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Alexander Goldfarb

And then just finally, on moving to an unsecured line of credit, where are you now with regards to your metrics for that, and where would they have to go to as far as like percent--unencumbered and lier [SP], or what have you? Where would you have to be in order to qualify for the--an unsecured line of credit?

Daniel Wright

I think if you look at it over the last year and a half, what we’ve accomplished in terms of bringing down the overall debt leverage, we’re moving rapidly in continued growth. I think you start getting up close to the $500 million market cap, which is absolutely tenable--and the metrics that you get there overall so you’ve got less than 50 percent debt, or right around that 50 percent, in terms of getting into that unsecured. That’s why we talk in terms of 18 to 24 months, moving into the--into that kind of format for debt coverage.

Alexander Goldfarb

Dan, thank you.

Daniel Wright

Thanks.

Operator

Our next question is from Henry Coffey from Wedbush. Go ahead.

Henry Coffey

Yes, good morning, everyone. A lot of my questions have been asked, but I’m just trying to keep it simple for myself. So, on the JVs, we’d be looking at either fees, management fees, or perhaps a loan where you would collect interest income, some form of mortgage, or preferred, or something? Is that correct?

James Connolly

Yeah. Those are all possibilities, but the primary one is--is that we would be--we would be asset managing it and property managing it within our markets. So, we would--we would be receiving those type of fees. And obviously there would be some sort of promote structure on the back end. So, we haven’t really looked at it from a lending perspective, to lend it to something like that, but--.

Henry Coffey

--And you’d be putting--you’d be putting--yeah, you’d be putting equity out. You’d be writing an equity check.

James Connolly

You would--.

Henry Coffey

--You would be absorbing all the--yeah, yeah, the noise.

James Connolly

Yeah, 10 to 20 percent equity and then--so it’s not on our--on our balance sheet, the entire deal is not on our balance sheet. We don’t--get into a lot of the CapEx and the heavy duty leasing commissions and stuff like that affecting our numbers.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

Henry Coffey

And then, this is--this is--obviously you are going to buy more properties than you’ve proposed. We’ll assume--I assume it’s safe, that it will be the same sort of debt equity mix we’ve always seen, and we’ll build--it’s like you add a nickel by putting a new property in, you take that nickel away by creating equity issuance. But, in the past, you’ve done some pretty big deals that have then taken earnings guidance down--not in a negative way. I think everybody anticipated it. Are we going to see anything like that in 2020, or should we assume that FFO guidance figure is pretty much where we’re going to end up next year?

Daniel Wright

I think as stated, the FFO guidance and AFFO guidance that we’ve set forth is on, for lack of a better description, steady state, including the $10 million acquisition we expect to close by the end of the quarter. Clearly, historically, we have been aggressive on our acquisition strategy and dependent upon the capital markets.

And I think to the extent that--we were in a position to continue to raise capital is affected with the new prospectus supplement for the $100 million ATM, and we were able to utilize that. And who knows what’s going to happen in the overall equity markets? So, yes, we’ll continue. As that transpires, we’ll update guidance on a quarterly basis to reflect the impact of that. I think everybody knows that as we’ve raised capital. We have deployed it rapidly to mitigate any dilutive effect of additional shares being issued.

Henry Coffey

And it could be a big equity issuance on your horizon if the right opportunity were there or if the market were set in a way that would make that attractive? That’s still a possibility, is that correct?

Jeffrey Whiterell

It certainly is. And we’re--I mean, we’re in the industrial space, right? We all know that. We’ve executed, I think, right on target from--since the day of our IPO. We have done everything we said we’re going to do, we’ve done it ahead of schedule. So, if you’re an investor out there, I really think you’d want to give Plymouth capital because I think we’ve done a good job of it, and we happen to be in the best asset class. So--.

Henry Coffey

--Well, I assume you’re all--the future is so bright, you have to wear shades right now. I mean, I think you’re the only stock on my screen that’s up today. The--I--this is very--a very kind of juvenile, sophomoric question, but how does the equation work? We’ve got supply line problems in China, we’ve got people now thinking, “Oh, maybe I need to go back to South America/Mexico.” We’ve got some concerns about economic growth from the corona virus. I mean, how do you see it all playing out for yourselves with your properties as things kind of shift around the globe back and forth?

Jeffrey Whiterell

That’s a pretty big question for a couple of real estate guys, Henry, but I am now educated. I was at a conference in Miami last week, the Industrial Select Conference, and listened to quite a few companies present. The railways were there, J.B. Hunt was there, so it was very interesting.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern

As far as corona virus is concerned, the line was it was too early to know from a supply chain, supply line, at least in the United States in those type of companies, the logistics firms that I listened to--as well as us. I mean, we talk to our tenants every day. There’s no effect as of right now. What I did pick up at the conference--and it’s something that we’ve seen on the ground in the last five years--and it’s subtle, but maybe it’s coming back in a big way, which is, a lot of companies seem to regret all the outsourcing to Asia.

Henry Coffey

Right.

Jeffrey Whiterell

Never mind people stealing your IP. We have a company that makes wrenches that--their IP gets stolen by the Chinese and their knock-off products come in the market. So, that’s an ongoing issue. And now, you see the corona virus. So, maybe we should be manufacturing in Memphis and Cleveland, Ohio, the skilled blue-collar workers in St. Louis. So, I think that’s the theme that we’ve been on since day one, since our IPO, is that skilled blue-collar labor--where can that exist? And it’s in the markets we’re in. So, we actually think that, outside of the corona virus, that the wave was moving back to the United States anyways for more skilled blue-collar type workers, heavier products. We’re not talking about plastic widgets anymore, we’re talking about more skilled products

Henry Coffey

--No, that’s--that’s very helpful. I think what you said makes a lot of sense. Thank you.

Jeffrey Whiterell

Great. Thank you.

Operator

This concludes our question-and-answer session. I would now like to turn the conference back to Jeff Witherell for closing remarks.

Jeffrey Witherell

Thank you. Thank you all for joining us this morning. As always, we’re available for followup questions and look to talk to you in another quarter. Thanks.

Operator

The conference is now concluded. Thank you for attending today’s presentation. You may now disconnect.

Plymouth Industries REIT, Inc. Fourth Quarter 2019 Earnings Call

Thursday, February 27, 2020, 10:00 AM Eastern